Exhibit 99.1

FOR IMMEDIATE RELEASE
August 13, 2009
COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Second Quarter Results

CARLSBAD, Calif., August 13/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the second quarter ended June 30, 2009.

“Our recent strategic initiatives continue to pay dividends. We added a net 107 customer sites in the second quarter, ending the quarter with 125 more than a year ago, and we reduced the amount of our loss from continuing operations 88% by lowering selling, general and administrative expenses,” said NTN Buzztime CEO Terry Bateman.

“We are pleased by what we have been able to accomplish in a relatively short period of time,” Mr. Bateman continued. “We are focused on the key objectives we have identified that can quickly return the company to profitability. We believe we have the groundwork in place to grow our network, which will be complemented with Buzztime experiences delivered through mobile phones and online. We feel progress is being made on all fronts, and we now have a team in place that has the skills and experience to execute on our growth strategy.”

Results for the Quarter Ended June 30, 2009

Revenues for the second quarter of 2009 were $6.3 million, compared to revenues of $7.0 million for the same period of 2008, primarily as a result of a decrease in average revenue generated per site related to a strategic reduction in pricing.

The Company ended the second quarter of 2009 with 3,871 subscribing venues, compared to 3,746 at June 30, 2008, and 3,777 at March 31, 2009. During the second quarter of 2009, installations were up approximately 48% while terminations were down 19% compared with the second quarter of 2008. Customer churn improved to 4.9% for the quarter from 6.1% in the prior year period.

Total site counts and churn percentages	Q2 2009	Q2 2008	Increase (Decrease)
Site Count – Beginning of Quarter	3,764	3,777	(13)
Q2 Installations	294	199	95
Q2 Terminations	(187)	(230)	(43)
Site Count - End of Quarter	3,871	3,746	125
Churn Percentage	4.9%	6.1%	(1.2)

Gross margin as a percentage of revenue improved to 76%, compared to 72% in the second quarter of 2008.

Selling, general and administrative expenses declined by $2.1 million, or 31%, to $4.9 million from $7.0 million a year ago. The improvement was attributable to several factors including a $0.5 million decline in salary expenses due to staffing reductions; a $0.5 million decline in severance expense due to the resignation of the CEO in the prior year; a $0.5 million decline in marketing expense related to a change in the Company’s marketing strategy; and a $0.4 million decline in consulting services.

Loss from continuing operations for the second quarter of 2009 was $282,000, or less than one cent per share, an improvement in the loss of approximately $1.8 million from same period a year ago.

For the quarter ended June 30, 2009, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations

Discontinued operations had no activity in the second quarter of 2009, compared to a loss from discontinued operations of $216,000 in the same quarter of 2008.

Results for the Six Months Ended June 30, 2009

Revenue from continuing operations was $12.5 million in the first six months of 2009, compared to revenue of $14.2 million for the year-ago period. Loss from continuing operations for the first half of 2009 was $0.5 million, compared to loss from continuing operations of $4.4 million a year ago.

Gross margin as a percentage of revenue improved to 76% from 71% in the first six months of 2008.

Selling, general and administrative expenses declined $4.6 million, or 32%, to $9.7 million in the first six months of 2009 from $14.3 million in the corresponding period of the prior year.

For the six months ended June 30, 2009, results from continuing operations solely reflected the results from the Entertainment division, following the discontinuation of the Hospitality division.

Conference Call

Management will review these results in a conference call today, August 13, 2009, at 4:30 p.m. EDT.

To access the conference call, please dial (866) 360-7027 if calling from the United States or Canada, or (706) 643-3291 if calling internationally, and use passcode 23874047. Please dial in several minutes prior to start time for registration purposes.

A replay will be available until August 20, 2009, which can be accessed by dialing (800) 642-1687 if calling from the United States or Canada or (706) 645-9291 if calling internationally. Please use passcode 23874047 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,900 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau. Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, new business initiatives and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,845	$3,362
Accounts receivable, net of allowances of $301 and $298, respectively	774	636
Investments available-for-sale	96	58
Prepaid expenses and other current assets	844	611
Total current assets	5,559	4,667
Broadcast equipment and fixed assets, net	3,496	3,428
Software development costs, net	1,067	860
Deferred costs	1,295	1,383
Goodwill	1,091	1,032
Intangible assets, net	1,927	185
Other assets	143	107
Deposits on broadcast equipment	137	-
Total assets	$14,715	$11,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$722	$219
Accrued expenses	936	1,169
Sales tax payable	770	958
Accrued salaries	355	383
Accrued vacation	406	381
Income tax payable	-	18
Obligations under capital lease	223	8
Deferred revenue	631	657
Total current liabilities	4,043	3,793
Sales tax payable, excluding current portion	207	-
Obligations under capital lease, excluding current portion	232	32
Deferred revenue, excluding current portion	93	91
Other long term liabilities	285	-
Total liabilities	4,860	3,916

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at June 30, 2009 and December 31, 2008	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 60,348,000 and 55,727,000 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	300	277
Treasury stock, at cost, 503,000 shares at June 30, 2009 and December 31, 2008	(456)	(456)
Additional paid-in capital	115,639	113,267
Accumulated deficit	(105,896)	(105,351)
Accumulated other comprehensive income	267	8
Total shareholders’ equity	9,855	7,746
Total shareholders’ equity and liabilities	$14,715	$11,662

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues	$6,285	$7,017	$12,481	$14,199
Operating expenses:
Direct operating costs (includes depreciation and amortization of $510 and $666 for the three months ended June 30, 2009 and 2008, respectively, and depreciation and amortization of $1,003 and $1,385 for the six months ended June 30, 2009 and 2008, respectively)	1,524	1,980	3,026	4,076
Selling, general and administrative	4,859	7,000	9,691	14,265
Depreciation and amortization (excluding depreciation and amortization included in direct operating costs)	213	145	340	267
Total operating expenses	$6,596	$9,125	$13,057	$18,608
Operating loss	$(311)	$(2,108)	$(576)	$(4,409)
Other income (expense):
Interest income	21	43	64	102
Interest expense	(10)	-	(12)	-
Total other income	$11	$43	$52	$102

Loss from continuing operations before income taxes	$(300)	$(2,065)	$(524)	$(4,307)
(Benefit from) provision for income taxes	(18)	64	13	105
Loss from continuing operations	$(282)	$(2,129)	$(537)	$(4,412)
Loss from discontinued operations, net of tax	-	(216)	-	(507)
Net loss	$(282)	$(2,345)	$(537)	$(4,919)
Net loss per common share
Loss from continuing operations, basic and diluted	$-	$(0.04)	$(0.01)	$(0.08)
Loss from discontinued operations, basic and diluted	$-	$-	$-	$(0.01)
Net loss	$-	$(0.04)	$(0.01)	$(0.09)

Weighted average shares outstanding
Basic and diluted	57,762	55,203	56,500	55,195

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six months ended
	June 30,	June 30,
	2009	2008
Cash flows provided by (used in) operating activities:
Net loss	$(537)	$(4,919)
Loss from discontinued operations, net of tax	-	(507)
Loss from continuing operations	$(537)	$(4,412)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	1,343	1,652
Provision for doubtful accounts	31	346
Stock-based compensation	85	219
Loss from disposition of equipment and capitalized software	40	376
Changes in operating assets and liabilities:
Accounts receivable	(163)	(49)
Prepaid expenses and other assets	(231)	233
Accounts payable and accrued expenses	218	678
Income taxes payable	(44)	52
Deferred costs	88	73
Deferred revenue	(26)	(170)
Net cash provided by (used in) operating activities from continuing operations	804	(1,002)
Discontinued operations	-	(789)
Net cash provided by (used in) operating activities	804	(1,791)

Cash flows (used in) provided by investing activities:
Purchases of broadcast equipment and fixed assets	(701)	(1,119)
Software development expenditures	(391)	(512)
Deposits on broadcast equipment	(137)	-
Restricted cash	-	16
Net cash used in investing activities from continuing operations	(1,229)	(1,615)
Discontinued operations	-	20
Net cash used in operating activities	(1,229)	(1,595)
Cash flows provided by (used in) financing activities:
Principal payments on capital lease	(41)	(4)
Proceeds from the exercise of stock option and warrants	28	-
Proceeds from the sale of common stock	750	-
Net cash provided by (used in) financing activities	737	(4)
Net increase (decrease) in cash and cash equivalents	312	(3,390)
Effect of exchange rate on cash	171	(267)
Cash and cash equivalents at beginning of period	3,362	10,273
Cash and cash equivalents at end of period	$3,845	$6,616
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$9	$-
Income taxes	$107	$94
Supplemental disclosure of non-cash investing and financing activities:
Unrealized holding gain (loss) on investments available-for-sale	$38	$(119)
Equipment acquired under capital leases	$457	$-
Issuance of common stock in payment of preferred dividends	$8	$-
Assumed obligations in connection with the acquistion of intangible assets	$64	$-
Issuance of common stock in connection with the acquisition of intangible assets	$615	$-
Issuance of warrrants in connection with the acquisition of intangible assets	$908	$-
Earn-out in connection with the acquisition of intangible assets	$285	$-

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